PRICING SUPPLEMENT NO. 2, DATED AUGUST 12, 2013

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Floating-Rate Medium-Term Notes, Series D Due 2018	$350,000,000	$47,740

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (Nos. 333-180020, 333-180020-1, 333-180020-02).

Filed pursuant to Rule 424(b)(2) Registration No. 333-180020 333-180020-01 333-180020-02

Pricing Supplement No. 2, dated August 12, 2013, to the Prospectus, dated March 9, 2012, and the Prospectus Supplement, dated March 9, 2012.

$350,000,000

PRUDENTIAL FINANCIAL, INC.

FLOATING-RATE MEDIUM-TERM NOTES, SERIES D

DUE 2018

The note being purchased has the following terms:

UNDERWRITER AND PRINCIPAL AMOUNT:

Citigroup Global Markets Inc.	$59,500,000
Credit Suisse Securities (USA) LLC	$59,500,000
Deutsche Bank Securities Inc.	$59,500,000
Goldman, Sachs & Co.	$59,500,000
RBS Securities Inc.	$59,500,000
Lloyds Securities Inc.	$11,667,000
U.S. Bancorp Investments, Inc.	$11,667,000
The Williams Capital Group, L.P.	$11,666,000
CastleOak Securities, L.P.	$3,500,000
Drexel Hamilton, LLC	$3,500,000
Loop Capital Markets LLC	$3,500,000
Muriel Siebert & Co., Inc.	$3,500,000
Samuel A. Ramirez & Company, Inc.	$3,500,000
TOTAL	$350,000,000

STATED MATURITY: August 15, 2018

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

TRADE DATE: August 12, 2013

ORIGINAL ISSUE DATE: August 15, 2013

ORIGINAL ISSUE PRICE: 100.000%

UNDERWRITERS COMMISSION: 0.325%

NET PROCEEDS TO PRUDENTIAL FINANCIAL, INC. (before expenses): 99.675% or $348,862,500

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QBX2

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: No

INTEREST RATE IS FLOATING: Yes

Base Rate: Three-Month LIBOR

Base Rate Source: LIBOR Bloomberg

Initial Interest Rate: 1.045%

Spread, if any: 0.780%

Spread Multiplier, if any: Not applicable

Interest Determination Dates: Second London banking day prior to applicable Interest Reset Date

Interest Reset Dates: Quarterly on the 15th day of each February, May, August and November

Interest Payment Dates: Quarterly on the 15th day of each February, May, August and November, starting from November 15, 2014

Record Dates: Quarterly on the 1st day of each February, May, August and November

Index Maturity: Three months

Maximum Interest Rate, if any: Not applicable

Minimum Interest Rate, if any: Not applicable

DAY COUNT FRACTION: The amount of interest payable for any interest period will be computed on the basis of a daily interest factor computed by dividing the interest rate applicable for such day by 360, or by the actual number of days in the year in the case of a floating rate note bearing interest at a rate determined by reference to the treasury rate or CMT rate.

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder and under Pricing Supplements No.3 and No.4, each dated August 12, 2013, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc. may be required to file with the Securities and Exchange Commission, or SEC, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial, Inc. has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial, Inc. may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial, Inc.’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial, Inc.’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, Inc., acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial, Inc.’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Supplemental Plan of Distribution

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $300,000.

Concurrent Offering

Concurrent with this offering of notes, we are also offering $350 million aggregate principal amount of 5.100% Medium-Term Notes, Series D, due August 15, 2043 and $350 million aggregate principal amount of 2.300% Medium-Term Notes, Series D, due August 15, 2018.

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes.

Citigroup	Credit Suisse	Deutsche Bank Securities	Goldman, Sachs & Co.	RBS

Lloyds Securities		The Williams Capital Group, L.P.	US Bancorp

CastleOak Securities, L.P.	Drexel Hamilton	Loop Capital Markets	Siebert Capital Markets	Ramirez and Co., Inc.

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